Exhibit 99.1

ACE Limited	+41 (0)43 456 76 00 main
Bärengasse 32	+41 (0)43 456 76 01 fax
CH-8001 Zürich
Switzerland	www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS FIRST QUARTER 2009 NET INCOME OF $567 MILLION, UP 50%;

OPERATING INCOME OF $669 MILLION

ZURICH, Switzerland, April 28, 2009 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended March 31, 2009, of $1.69 per share, compared with $1.10 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $1.99 per share, compared with $2.14 per share.(2) The net realized and unrealized losses after tax were $291 million due to the mark-to-market pricing impact caused by continued widening of credit spreads and the decline in global equity markets. Realized losses due to credit impairment were $27 million. Book value increased $272 million, up 2% from December 31, 2008. Annualized return on average equity was 18.4%.(3) The property and casualty (P&C) combined ratio was 87.5%.

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2009	2008	Change	2009	2008	Change
Net income	$567	$377	50%	$1.69	$1.10	54%

Net realized gains (losses), net of tax	$(102)	$(348)	—	$(0.30)	$(1.04)	—

Income excluding net realized gains (losses), net of tax(2)	$669	$725	(8)%	$1.99	$2.14	(7)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, stated: “ACE had a good first quarter, marked by strong operating and net income, with all divisions of the company making a positive contribution to results. Book value grew 2% and our ROE was over 18%.

“The strong U.S. dollar had a substantial and negative impact on our P&C premium revenue, which grew 7% in the quarter after adjusting for foreign exchange. We benefited from a generally firming market, particularly in our P&C reinsurance and global retail P&C insurance businesses. We also continued to benefit from the consolidation of Combined Insurance Company in our results.

“As the year goes on, I expect revenue growth to remain under pressure due to global recessionary conditions and foreign exchange. While many of our customers’ exposures are down due to reduced business activity, and many companies are in search of more affordable insurance alternatives, the quality of our portfolio of risks continues to improve given the firming pricing environment and the client flight to capability of a company like ACE.”

Other operating highlights were as follows:

•	Net premiums written and earned increased 9%. Excluding the impact of foreign exchange, net premiums written and earned increased 15% and 16%, respectively.

•	Net P&C premiums written and earned, which include international accident and health (A&H), increased 1%. Excluding the impact of foreign exchange, net P&C premiums written and earned increased 7%.

•	The P&C combined ratio was 87.5% compared with 84.6%.

•	Prior period favorable development was $67 million compared with $137 million in 2008.

•	P&C pre-tax underwriting income decreased 19% to $357 million compared with $439 million.

•	The P&C expense ratio decreased by 1.2 percentage points. Excluding A&H, the P&C expense ratio decreased 2 percentage points.

•	Operating cash flow was $562 million, down 45%, due to large claim payment activity.

•	Net loss reserves increased $103 million, excluding foreign exchange revaluation.

•	Net investment income increased 3% to $502 million.

•	Return on average equity was 18.4%.(3)
•	Book value increased $272 million, or 2%, from December 31, 2008, while book value per share(4) increased from $43.30 at December 31, 2008, to $43.82, or 1%.
•

Net realized and unrealized losses after tax from our investment portfolio totaled approximately $305 million. This includes $203 million of unrealized losses and $102 million of realized losses. Net realized gains from derivative accounting related to the guaranteed minimum income benefits (GMIBs) of our life reinsurance business were approximately $24 million.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items include:

•	Insurance-North American: Net premiums written increased 2.5%. The combined ratio was 88.2% compared with 86.0%.

•

Insurance-Overseas General: Net premiums written decreased 1%. Adjusting for the impact of foreign exchange, they increased 10% on a constant-dollar basis. The combined ratio was 88.7% compared with 82.7%.

•	Global Reinsurance: Net premiums written increased 4%. Adjusting for the impact of foreign exchange, they increased 11% on a constant-dollar basis. The combined ratio was 63.0% compared with 70.8%.

•

Life: Net premiums written increased $241 million; excluding the results of Combined Insurance’s North American business, net premiums written increased 4%. Adjusting for the impact of foreign exchange, they increased 6% on a constant-dollar basis. Income excluding net realized gains (losses) was $53 million.

Earnings guidance announced on December 18, 2008, for the ACE Group for the full year 2009 has not changed.

Please refer to the ACE Limited Financial Supplement dated March 31, 2009, which is posted on the company's website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/fin_supp_march 31 2009.xls.

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ACE will host its first quarter earnings conference call and webcast on Wednesday, April 29, 2009, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 877-718-5111 (within the United States) or 719-325-4786 (international); passcode 4963586. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 4963586.

The ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

(1)	All comparisons are with the same period last year unless specifically stated.

(2)	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other (income) expense related to partially-owned insurance companies because the amount of these gains (losses) do not relate to their respective operations.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill and other intangible assets. See reconciliation of Non-GAAP Financial Measures on page 28 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(3)

Calculated using income excluding net realized gains (losses) less perpetual preferred securities divided by average common shareholders' equity for the period. To annualize a quarterly rate, multiply by four.

(4)

Book value per common share is common shareholders’ equity divided by the shares outstanding. Tangible book value per common share is common shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

Combined Insurance – Combined Insurance Company of America and certain of its subsidiaries.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to premium revenue, client behavior, economic and insurance market conditions, and company performance reflect the company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and unexpected financial or operational performance with respect to acquired companies, unexpected effects or difficulties relating to the company’s re-domestication to Switzerland, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31 2009	December 31 2008
Assets
Investments	$40,240	$39,715
Cash	844	867
Insurance and reinsurance balances receivable	3,853	3,453
Reinsurance recoverable on losses and loss expenses	13,713	13,917
Other assets	14,477	14,105

Total assets	$73,127	$72,057

Liabilities
Unpaid losses and loss expenses	$36,931	$37,176
Unearned premiums	6,186	5,950
Other liabilities	15,292	14,485

Total liabilities	$58,409	$57,611

Shareholders’ equity
Total shareholders’ equity	14,718	14,446

Total liabilities and shareholders’ equity	$73,127	$72,057

Book value per common share (4)	$43.82	$43.30

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2009	2008
Gross premiums written	$4,535	$4,409
Net premiums written	3,424	3,154
Net premiums earned	3,194	2,940

Losses and loss expenses	1,816	1,579
Policy benefits	99	63
Policy acquisition costs	481	468
Administrative expenses	420	375

Underwriting income (2)	378	455

Net investment income	502	489
Net realized gains (losses)	(121)	(353)
Interest expense	53	46
Other income (expense)	(14)	(15)
Income tax expense	125	153

Net income	567	377
Preference share dividend	—	(11)

Net income available to holders of common shares	$567	$366

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$1.99	$2.14
Net income	$1.69	$1.10

Weighted average diluted shares outstanding	336.1	333.0

Loss and loss expense ratio	59.7%	55.6%
Policy acquisition cost ratio	15.2%	16.2%
Administrative expense ratio	12.6%	12.8%
Combined ratio	87.5%	84.6%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2009	2008
Gross Premiums Written
Insurance - North American	$2,078	$2,181
Insurance - Overseas General	1,693	1,778
Global Reinsurance	379	345
Life	385	105

Total	$4,535	$4,409

Net Premiums Written
Insurance - North American	$1,392	$1,360
Insurance - Overseas General	1,327	1,345
Global Reinsurance	359	344
Life	346	105

Total	$3,424	$3,154

Net Premiums Earned
Insurance - North American	$1,437	$1,354
Insurance - Overseas General	1,184	1,223
Global Reinsurance	238	263
Life	335	100

Total	$3,194	$2,940

Income Excluding Net Realized Gains (Losses) (2)
Insurance - North American	$321	$327
Insurance - Overseas General	209	256
Global Reinsurance	144	144
Life	53	33
Corporate	(58)	(35)

Total	$669	$725

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